EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, effective as of the twenty-second day of October, 2020 (the “Effective Date”) by and between Custodian Ventures LLC, a Wyoming limited liability company (“Seller”) and Li Xudong, a non-US person (“Buyers”).

WHEREAS, Seller owns 5 Million (5,000,000) Series A-1 Preferred Shares and 50 Million and One Hundred Twenty-Six Thousand and Three Hundred Thirty-Three (50,126,333) Common shares (collectively, the “Shares”) of Cereplast, Inc., a Nevada corporation (the “Company”). This Agreement provides for the acquisition of the Shares by Buyer for a total purchase price of U.S. Dollars ($175,000.00) (the “Purchase Price”) on the terms and conditions set forth below.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived therefrom, it is hereby agreed as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

Section 1.1 Closing. The purchase of the Shares shall be consummated at a closing (“Closing”) to take place at 10:00 o’clock a.m., before November 2, 2020 unless extended by agreement of the parties hereto (the “Closing Date”). The purchase price should be wired to the following Intermediary for distribution to the seller and its broker:

Beneficiary: ELZ Accountancy Corp.

Beneficiary address: 20651 Golden Springs Dr., #290, Walnut, CA 91789

Bank: CITIBANK

Bank address: 18847 E Colima Road, Rowland Heights, CA 91748

SWIFT code: CITIUS33

Account#: 205804446

Routing#: 321171184

Section 1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase from Seller, the Shares. Any portion of the Shares held by the Intermediary as of the Closing Date shall be released by the Intermediary to Buyer upon delivery of irrevocable instructions from Seller to Intermediary.

Section 1.3 Purchase Price. The Purchase Price for the Shares shall be paid in full on or before the Closing Date, by Buyer to Seller or its designated intermediary by wire transfer or other form of immediately available good funds against delivery of the Shares in transferable form from Seller to Buyer. Any portion of the Purchase Price held by the Intermediary as of the Closing Date shall be released by the Intermediary to Seller at the Closing upon delivery of irrevocable instructions from Buyer to Intermediary.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to and to obtain the reliance of Buyer, Seller represents and warrants to Buyer that each of the following are true, correct, and complete as of the Effective Date and will be correct and complete as of the Closing. All references in this Agreement to “knowledge of the Seller” shall mean the actual knowledge, after reasonable investigation, of the Seller and its sole manager, David Lazar. The Seller has no officers or any member or manager other than David Lazar.

Section 2.1 No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Seller is a party or to which the Shares are subject. Seller has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2 Title to the Shares. Seller owns of record and beneficially the Shares of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

Section 2.3 Tax Matters. The Shares are not subject to any lien arising in connection with any failure or alleged failure to pay tax. There are no pending, threatened, or proposed audits, assessments or claims from any tax authority for deficiencies, penalties, or interest with respect to Seller that would affect the Shares.

Section 2.4 Due Diligence Materials Provided. Seller has provided Buyer with true and accurate copies of all corporate books and records relating to the Company in Seller’s possession or control, save and except those additional books and records. Seller does not have any actual knowledge of any liability or obligation of the Company other than is reflected in said books and records.

Section 2.5 Brokers and Finders. The Seller represents and warrants that Seller has made no agreements involving any fees of any type that relate to this Agreement and that would involve the Buyer, including but not limited to broker’s fee, finder’s fees or any similar compensation arrangement.

Section 2.6 Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Common Stock, $0.001 par value, of which 74,641,276 shares are issued and outstanding and 5,000,000 shares of Series A-1 Preferred Sock of which 5,000,000 shares are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock.

(b) None of the outstanding shares are subject to any stock restriction agreements or the beneficiary of any agreement requiring the Company to register shares under the Securities Act of 1933, as amended (the “Securities Act”). There are approximately 204 stockholders of record of the Company plus shares in street name, if any. All such stockholders have valid title to the shares and acquired their shares in a lawful transaction and in accordance with Nevada corporate law, the Securities Act and applicable state securities laws based upon of their respective states of residence.

Section 2.7 Bankruptcy.

(a) On February 10, 2014, Cereplast, Inc. (the “Company”), filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”), captioned “In re: Cereplast, Inc.,” Case No. 14-90200-BHL-11 (the “Chapter 11 Case”). On February 14, 2014, the Company filed a motion in the Bankruptcy Court seeking to convert the Company’s Chapter 11 Case to a Chapter 7 bankruptcy case. On March 27, 2014, the Court granted the Company’s motion and on that date the Company’s Chapter 11 Case was converted to a Chapter 7 case. On March 5, 2019, the Court entered into the Court Docket, Document No. 511, “Bankruptcy Case Closed”.

(b) At no time under the Bankruptcy were any shares of common stock of the Company cancelled.

Section 2.08 Liabilities. The Seller has provided the Buyer with a financial statement for the nine months ended September 30, 2020. Other than the $11,301 loan owed to the Seller, which it has agreed to cancel at Closing, the Company shall not, as of the Closing, have any debt, liability, or obligation of any nature, other than such liabilities that will be paid by the Itermediary and cancelled or forgiven, whether accrued, absolute, contingent, or otherwise, at the Closing unless otherwise agreed to by the Parties in writing.

Section 2.9 Litigation. To the knowledge of the Seller, (i) there is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or, to the knowledge of the Seller, threatened against the Seller or the Company; and (ii) there is no continuing order, injunction, or decree of any court, arbitrator, or governmental or administrative authority to which the Seller or the Company is a party or to which it or any of its assets is subject.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to and to obtain the reliance of Seller, Buyer represents and warrants to Seller that each of the following are true, correct, and complete as of the Effective Date and will be correct and complete as of the Closing. All references in this Agreement to “knowledge of the Buyer” shall mean the actual knowledge, after reasonable investigation.

Section 3.1 No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Buyer is a party. Buyer has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 3.2 Restricted Shares. Buyer acknowledges that the Shares purchased have not been registered under the Securities Act or any state securities laws, will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Act which relate to private offerings, will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings and the Buyer must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Act and applicable state securities laws or is exempt therefrom. Buyer acknowledges that the shares shall bear restrictive legends.

Section 3.3 Buyer’s Sophistication. Buyer (i) acknowledges that the purchase of Shares involves a high degree of risk in that the Company has no current business operations or plans and may require substantial funds; (ii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares; (iii) has such knowledge and experience in finance, securities, investments, including investment in non- listed and non registered securities, and other business matters so as to be able to protect its interests in connection with this transaction; (iv) that the sale of the Shares to Buyer is not registered with the US Securities and Exchange Commission or with the securities administrator of any state; (v) that the Shares are being sold pursuant to an exemption from such registration requirements; and (vi) the Shares are “restricted securities” that will bear a restrictive legend prohibiting their further transfer without registration or any exemption therefrom.

Section 3.4 Brokers and Finders. The Buyer represents and warrants that he/she/it has made no agreements involving any fees of any type that relate to this Agreement and that would involve the Seller, including but not limited to broker’s fee, finder’s fees or any similar compensation arrangement.

Section 3.5 Due Diligence Materials Provided. Buyer acknowledges that Seller has provided Buyer with true and accurate copies of all corporate books and records relating to the Company in Seller’s possession or control. Buyer acknowledges that Seller has only recently become the controlling shareholder of the Company and has obtained control of the Company through court process which, by its nature, provides Seller with only very limited information regarding the Company, its history, its financial condition and any potential debts, obligations, liabilities or other claims. Buyer understands that there may be significant obligations, claims or other obligations against the Company of which the Seller is unaware that would make the Company unsuitable for the business operations therein contemplated by Buyer, and Buyer expressly assumes such risk.

ARTICLE IV

EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 4.1 Seller’s Delivery. On the Closing Date, the Seller shall deliver the following to Buyer, conditioned upon (i) all of Buyer’s representations and warranties set forth in Article III, above, shall be true and correct as of the Closing, and (ii) Buyer’s performance of its delivery obligations in section 4.2, below:

(a)	The Shares together with a stock power or other instruction required for the transfer of the Shares to Buyer. If necessary, after the sale closes the Seller shall also execute such other certificates or other documents reasonably necessary to transfer the Shares to Buyer. If the Shares are to be transferred electronically in book form, then irrevocable instructions from the Seller to the Intermediary and/or the Company’s transfer agent directing the transfer of the Shares to the Buyer.

(b)	Written consent from the Company’s board of directors appointing Buyer’s designee to the board of directors, effective upon Closing.
(c)	Written resignation from all members of the Company’s board of directors excepting only Buyer’s designee, effective upon Closing.
(d)	A written resignation from all officers of the Company, effective upon Closing.
(e)	A current list of shareholders.
(f)	A written waiver and release from Seller in favor of the Company of any debt obligation owed to Seller.
(g)	Articles of Incorporation and all amendments thereto.
(h)	Bylaws and all amendments thereto.
(i)	Minutes and consents of shareholders.
(j)	Minutes and consents of board of directors.
(k)	Certificate of good standing from the Secretary of State.
(l)	Most recent tax returns filed with the requisite state and federal authorities.
(m)	Any and all Bankruptcy documents in possession of the Seller.
(n)	Financial statement worksheets used to prepare and file the most recent quarterly and/or annual reports on OTC markets. The interim financial information up to the closing date including but not limited to the interim financial statements, bank statements etc.
(o)	The user name and password to access OTC markets for future filing purposes.

Section 4.2 Buyer’s Delivery. On the Closing Date, Buyer shall deliver the following to Seller, conditioned upon (i) all of Seller’s representations and warranties set forth in Article II, above, shall be true and correct as of the Closing, and (ii) Seller’s performance of its delivery obligations in section 4.1, above:

(a)	Purchase Price in immediately available good funds.
(b)	A written consent to serve on the Company’s board of directors by the Buyer’s nominee, effective upon Closing, including the nominee’s mailing address.
(c)	A written consent from Buyer’s nominee to serve as the President and as other officers of the Company, effective upon Closing, including the nominee’s mailing address.
(d)	A written consent from the Buyer’s nominee to the board of directors, acting in his or her capacity as the sole director of the Company, appointing Buyer’s nominee to serve as President and to other offices of the Company, effective upon Closing.
(e)	A written acceptance from Buyer’s nominee to serve as the statutory resident agent for the Company, effective upon Closing, together with the new registered office for the Company which registered office shall be a street address and not a post-office box or similar mail drop service.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notification of OTC Markets, FINRA and Nevada Secretary of State. Buyer shall, not later than forty-eight (48) hours following the Closing take the following actions:

(a)	Notify OTC Markets, both via certified letter and by access to the website section of www.otcmarkets.com established for this purpose, of the new address and resident agent for the Company, the new director(s) of the Company and the new officers of the Company, including its President. Buyer shall promptly pay any fees associated with this notice.

(b)	Notify FINRA corporate actions office, as required by its rules and procedures, of the change in control of the Company, the new address and resident agent for the Company, the new director(s) of the Company and the new officers of the Company, including its President, and the new controlling shareholder(s) of the Company. Buyer shall promptly pay any fees associated with this notice.
(c)	Notify the Nevada Secretary of State, by filing an amended annual list of officers and directors and by filing a change in resident agent notification, of the new address and resident agent for the Company, the new director(s) of the Company and the new officers of the Company, including its President. Buyer shall promptly pay any fees associated with these filings.
(d)	Confirm to Seller in writing via certified letter to Seller and by providing copies of the notices and filings provided to OTC Markets, FINRA and the Nevada Secretary of State, that Seller has performed its obligations pursuant to Sections 5.1(a), (b) and (c), above.
(e)	Should Seller fail to perform according to this Section 5.1, Seller expressly authorizes Buyer to provide the notices and filings contemplated by this Section 5.1 and Buyer agrees to promptly reimburse Seller for all expenses related thereto, including filing fees and attorney’s fees actually incurred.

Section 5.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by overnight carrier or USPS via registered mail or certified mail, postage prepaid, addressed to the addresses set forth in this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or sent. Any party with a non-US address may be provided notice via email, which notice shall be effective when sent to the party or its representative.

Section 5.3 Attorneys’ Fees. Except as expressly provided herein, each party will be responsible for their own attorney’s fees.

Section 5.4 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence (a) the existence and terms of this Agreement and the transactions contemplated hereby, and (b) all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In addition, no party shall issue any press release or other public announcement concerning this Agreement, its existence or the transactions contemplated by this Agreement, without the prior written approval of the remaining parties.

Section 5.5 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 5.6 Survival; Termination; Limitation of Seller’s Liability. The representations, warranties and covenants of the respective parties shall survive the Closing and the consummation of the transactions herein contemplated Three (3) months after the Closing Date. In no instance shall the liability of Seller (including, without limitation its owners or managers) arising hereunder or by reason of or related to any of the transactions contemplated hereby exceed the amounts actually paid by Buyer to Seller under this Agreement.

Section 5.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 5.8 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 5.9 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 5.10 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 5.11 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party. This contract is between Seller and Buyer. No person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 5.12 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 5.13 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 5.14 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; and (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof.

Section 5.15 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete sale contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

Section 5.16 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the state of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and without regard to its conflicts of laws principles. Any dispute arising out of this Agreement shall be resolved in the state or federal courts sited in Clark County, Nevada to the exclusion of all other venues. The prevailing party in any such action shall be entitled to an award of costs and its reasonable attorney’s fees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Seller		Buyer

Custodian Ventures LLC.

By:	/s/ David Lazar	By:	/s/ Li Xudong
Name:	David Lazar	Name:	Li Xudong
Title:	CEO	Title:	Self

Address of Seller for Notices: 3445 Lawrence Ave, Oceanside, New York, 11572. Email: David@activistinvestingllc.com With a copy to (which shall not constitute notice):		Address of Buyer for Notices: Room 2707, Global Mansion, Zhengbian Road Jinshui District, Zhengzhou City Henan Province, China email: wangjaime@hotmail.com